STOCK PURCHASE AGREEMENT

dated as of

May 25, 2011

among

GLOBAL TELESAT CORP.,

GROWTH ENTERPRISE FUND, S.A.,

WORLD SURVEILLANCE GROUP INC.

AND

DAVID PHIPPS (as to Sections 2.02 (e) and (g), 4.02 (as applicable to him),
6.01, 6.02, 6.06 (as to Buyer’s purchase right as set forth therein),
6.07 and 7.03 and Articles I and XI only)

ARTICLE IV — ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER AND PHIPPS	35

4.01. Title to and Validity of Shares	35
4.02. Authority	35
4.03. Investment Intent	36
4.04. Experience and Status of Seller	36
4.05. General Solicitation	36
4.06. Reliance on Exemptions	36
4.07. Information	36
4.08. Organization and Existence	37
4.09. Representations	37

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF BUYER	37

5.01. Organization and Existence	37
5.02. Corporate Authorization	37
5.03. Governmental Authorization	38
5.04. Non-Contravention	38
5.05. Finders' Fees	38
5.06. Purchase for Investment	38
5.07. Issuance of the Buyer Shares	38
5.08. SEC Reports; Financial Statements	38
5.09. Internal Accounting Controls	39
5.10. Litigation	39
5.11. Tagalong and Registration Rights	39
5.12. Representations	39

ARTICLE VI — COVENANTS OF THE COMPANY, SELLER AND PHIPPS	40

6.01. Officers and Directors	40
6.02. Noncompetition	40
6.03. Confidentiality	42
6.04. Intentionally Omitted	42
6.05. Shares of Buyer	42
6.06. Applique in Easton, MD	42
6.07. Globalstar Accounts	43
6.08. Restrictions on Sales of Shares	43
6.09. Use of Company's Name, Other Marks	44
6.10. Private Placement	44

ARTICLE VII — COVENANTS OF BUYER	44

7.01. Access	44
7.02. Piggy-Back Registration Rights	44
7.03. Use of Proceeds	46
7.04. Directors and Officers Liability Insurance	46

ARTICLE VIII — COVENANTS OF ALL PARTIES	47

8.01. Public Announcements	47
8.02. Board of Directors of Buyer	47

ARTICLE IX — EMPLOYEE BENEFITS	47

9.01. Employee Benefits Definitions	47
9.02. ERISA Representations	48
9.03. No Third Party Beneficiaries	49

ARTICLE X — SURVIVAL; INDEMNIFICATION	50

10.01. Survival	50
10.02. Indemnification	50
10.03. Procedures; No Waiver .	52
10.04. Third Party Claims	53

ARTICLE XI — MISCELLANEOUS	53

11.01. Notices	53
11.02. Amendments; No Waivers	54
11.03. Expenses	55
11.04. Successors and Assigns	55
11.05. Further Assurances	55
11.06. Governing Law	55
11.07. Counterparts; Effectiveness	55
11.08. Entire Agreement	55
11.09. Captions	56
11.10. Jurisdiction	56
11.11. Specific Performance	56
11.12. Severability	56

Schedules
Schedule 2.01(b)	Seller Account Information
Schedule 3.03	Required Consents
Schedule 3.05	Capitalization
Schedule 3.07	Financial Statements
Schedule 3.08	Certain Changes
Schedule 3.10	Liabilities
Schedule 3.12	Material Contracts
Schedule 3.14	Permits
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(e)	License Agreements
Schedule 3.17	Tax Elections; Jurisdictions
Schedule 3.18(a)	Employees
Schedule 3.19	Environmental Matters
Schedule 3.24	Inventories
Schedule 3.29	Bank and Brokerage Accounts
Schedule 9.02	Employee Plans; Benefit Arrangements

Exhibits
A	Employment Agreements
B	Escrow Agreement
C	Option Agreement
D	Legal Opinion

STOCK PURCHASE AGREEMENT

AGREEMENT dated as of May 25, 2011 among Global Telesat Corp., a Virginia corporation (the "Company"); Growth Enterprise Fund, S.A., a Panamanian corporation ("Seller"); World Surveillance Group Inc., a Delaware corporation ("Buyer"); and David Phipps (“Phipps”) as to Sections 2.02(e) and (g), 4.02 (as applicable to him), 6.01, 6.02, 6.06 (as to Buyer’s purchase right as set forth therein), 6.07 and 7.03 and Articles I and XI only.  For purposes hereof, the above are collectively referred to as the Parties, and individually as, a Party.

WITNESSETH:

WHEREAS, Buyer desires to purchase from Seller all of the issued and outstanding capital stock of the Company (the "Shares");

WHEREAS, Seller desires to sell to Buyer all of the Shares; and

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01.  Definitions. (a)  The following terms, as used herein, have the following meanings:

"1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

"Ancillary Agreements" means the Employment Agreement, the Escrow Agreement and the Option Agreement.

"Balance Sheet" means the balance sheet of the Company as of December 31, 2010 referred to in Section 3.07.

"Balance Sheet Date" means December 31, 2010.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Florida are authorized or obligated to close.

"Buyer Stock" means the common stock, par value $0.00001 per share, of Buyer.

"Closing Balance Sheet" means an unaudited balance sheet of the Company as at the close of business on the Closing Date, together with the notes thereto.

"Common Stock" means the common stock, $1.00 par value per share, of the Company.

"Company’s Proprietary Rights" means all Proprietary Rights that are owned or licensed by the Company or any Affiliate of the Company and used or held for use by the Company.

“Contract” means any contract, instrument, plan, arrangement, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement, or other legally binding agreement, whether written or oral, applicable to a Party or its properties or assets.

“Debt” means the aggregate of (i) amounts that are interest bearing due to banks, other financial institutions or other parties (including accrued and unpaid interest) by the Company; (ii) unpaid federal and state income taxes; (iii) unfunded obligations under incentive plans or bonus plans of the Company; (iv) any obligations under capitalized leases; (v) any other amounts due and owing by the Company as of the date of calculation.

“Employment Agreement” means the Employment Agreement between Phipps and Buyer in the form set forth in Exhibit A.

"Escrow Agent" means Fleming PLLC who is a signatory to the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement among Seller, Buyer and the Escrow Agent in the form set forth in Exhibit B.

“Governmental Authority” means any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, or political subdivision thereof, agency, commission, board, bureau, court, instrumentality, or arbitrator of any kind.

“Law” means any foreign or domestic (federal, state or local) law (including common or case law), statute, ordinance, rule, regulation, injunction, writ, judgment, or decree.

“Knowledge”, “Known” or “Know” related to or of a Party means that where any representation or warranty contained in this Agreement is expressly qualified by reference to the Knowledge or best Knowledge or is Known to such Party or such Party Knows something, such is referring to the actual knowledge of a Party, without any obligation to have made due and diligent inquiry as to the matters that are the subject of such representation and warranty.  For purposes of this Agreement, Knowledge (and its derivatives) of the Company shall include the Knowledge of the Company, Seller, Phipps, and their respective Affiliates and the officers, directors and shareholders of Seller and the Company, as applicable.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset, other than resale restrictions under Rule 144 promulgated pursuant to the 1933 Act.

"Material Adverse Effect" means any effect, event, development, change or state of circumstances or facts that, individually or in the aggregate, (i) has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company, or Buyer, as applicable, or (ii) prevents in any material respect or materially delays the ability of the Parties to perform their respective obligations under this Agreement and the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby, in accordance with the terms hereof or thereof.

“Order” means any executive order or decree, judgment, injunction, ruling, stipulation or other order of any Governmental Authority, whether temporary, preliminary or permanent.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a Governmental Authority.

"Proprietary Rights" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential financial and business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, pricing and cost information, business and marketing plans, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

“Representatives” means, with respect to any Party, its officers, directors, employees, shareholders, consultants, counsel, agents or other representatives.

“SEC” means the Securities and Exchange Commission.

"Sellers' Counsel" means the law firm of Robert L. Blessey, Esq., Katonah, New York.

"Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by a Person

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Affiliated Parties	6.02
Benefit Arrangement	9.01
Business	6.02
Buyer Indemnified Parties	10.02(a)
Buyer Shares	2.01(a)
Buyer Stock Price	2.06(l)
CEO	6.01
CERCLA	3.19
Closing	2.02
Closing Date	2.02
Closing Debt	2.03
Code	9.01
Company Securities	3.05
Contracting Party	2.01(c)
Cutback Notice	7.02
Damages	10.02(a)
Determination Date	2.06(l)
Earn-Out Payment(s)	2.01(c)
Easton Appliqué	6.06
Employee Plans	9.01
Environment	3.19
Environmental Laws	3.19
Environmental Liabilities	3.19
Environmental Permits	3.19
ERISA	9.01
ERISA Affiliate	9.01
Escrow Shares	2.02(b)
Escrow Termination Date	2.06(i)
Estimated Closing Debt	2.03
Estimated Statement	2.03
Excess Debt	2.04
Evaluation Date	5.09
Fair Market Value	2.06(j) and (k)
Financial Statements	3.07
Financings	7.03
Hazardous Substance	3.19
Government Contract	3.27
Gross Revenues	2.01(c)
Ground Station Contract	2.01(c)
GTCL	6.07
GTSC	6.06
Includible Secondary Shares	7.02

Includible Shares	7.02
Indemnified Party	10.03
Indemnifying Party	10.03
Initial Transferee Accounts	6.07
Installment Payment	2.01(b)
Judgment Order	2.06(f)
Liability	3.10
Managing Underwriter	7.02
May Contract	2.01(c)
Multiemployer Plan	9.01
Noncompetition Period	6.02
Notice of Claim	2.06(c)
Objection	2.06(d)
Other Selling Stockholders	7.02
Other Shares	7.02
Pending Claims	2.06(i)
Permit	3.14
Primary Registration	7.02
Primary Shares	7.02
Purchase Price	2.01(a)
Registration Statement	7.02
Release	3.19
Requesting Stockholder	7.02
Required Consents	3.03
SEC Reports	5.08
Secondary Transferee Accounts	6.07
Section 338(h)(10) Election	6.04
Section 338(h)(10) Taxes	6.04
Seller Indemnified Parties	10.02(b)
Successor	6.02
Tax	3.17
Tax Authority	3.17
Taxes	3.17
Tax Return(s)	3.17
Transferee Accounts	6.07
Underwritten Offering	7.02
WSGI Shares	6.05

ARTICLE II

PURCHASE AND SALE

2.01.  Purchase and Sale.

(a)           Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the Closing, the Shares.  The purchase price consists of $600,000 in cash, 30,000,000 shares of Buyer Stock (the “Buyer Shares”) and the Earn-Out, as hereinafter defined, in the aggregate (collectively, the "Purchase Price"), subject to the adjustments set forth below in Section 2.04.  The Purchase Price shall be paid as provided in Sections 2.01(b), 2.01(c) and 2.02 of this Agreement.

(b)           In addition to the $350,000 payment due at Closing as provided in Section 2.02(a), Buyer shall pay to Seller (i) $125,000 by wire transfer of immediately available funds to an account designated by Seller set forth on Schedule 2.01(b) hereto on or before the date that is 60 days from the Closing Date, and (ii) $125,000 by wire transfer of immediately available funds to an account designated by Seller set forth on Schedule 2.01(b) hereto on or before the date that is 120 days from the Closing Date (each payment in subsections (i) and (ii) above being known as an “Installment Payment”), provided, however, that both Installment Payments shall be due and payable on or before the date that is 60 days from the Closing Date if Buyer closes a financing(s) of at least an additional $900,000 before such date.  As long as an Installment Payment is paid within 30 days of its due date, Buyer shall not be deemed to be in breach of this Agreement.

(c)           Upon the terms and subject to the conditions of this Agreement, Buyer shall pay to Seller (for this purpose to include any assignee or designee of Seller) an amount in cash equal to five percent (5%) of the gross revenue (excluding for clarification purposes any revenue related to maintenance or other similar non-construction services) (the “Gross Revenues”) received by the Company, Buyer, or any Subsidiary or Affiliate thereof (each a “Contracting Party” or, collectively, the “Contracting Parties”), which revenues are related solely to payments received from a customer relating to an invoice issued by or on behalf of the Contracting Party for the construction by a Contracting Party(ies) of one or more of up to five (5) ground stations (i.e., a ground station which is built as referred to in or pursuant to that certain Contract dated May 4, 2005, as amended, between the Company and Globalstar, Inc. (the “May Contract”) pursuant to a contract between a Contracting Party and such customer (each a “Ground Station Contract”).  Each such payment to Seller shall be referred to herein as an “Earn-Out Payment” and, collectively, as the “Earn-out Payments.”. Within ten (10) Business Days after the receipt by the Contracting Party of a cash payment from a customer relating to the Gross Revenues from a Ground Station Contract, Buyer shall pay Seller an Earn-Out Payment relating solely to such Gross Revenues received by the Contracting Party, by wire transfer of immediately available funds, to an account designated by Seller in Schedule 2.01(b) attached hereto (or to any such other account that Seller shall advise Buyer of, in writing, in the manner provided for notices in Section 11.01 hereof), each such payment to be accompanied by a certification signed by Buyer’s Chief Financial Officer as to the aforementioned Gross Revenue from a Ground Station Contract received by the Contracting Party.  Twice each calendar year, Seller shall have the right, upon reasonable prior notice and during normal business hours, to inspect the books and records of the Contracting Parties with respect to the aforementioned Gross Revenues from Ground Station Contracts, such inspection to be conducted at Seller’s sole expense, except that if it is determined that the Gross Revenues or Earn-Out Payments are understated by 5%, Buyer shall reimburse Seller for all reasonable costs incurred by it in connection with such inspection. This subsection (and all other applicable provisions of this Agreement relating to the Earn-Out Payments) will survive the Closing and the rights and obligations of the Parties with respect thereto shall continue in effect for a period of the earlier of (i) the date on which Seller has received full payment of the Earn-Out Payments, (ii) twenty-five (25) years from the Closing Date, or (iii) the date on which the Company shall no longer have the right to construct ground stations under the May Contract.

2.02.  Closing.  The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place on May 25, 2011 (the “Closing Date”) at the offices of the Buyer or at such other place as Buyer and Seller may agree, in writing.  At the Closing:

(a)           On the Closing Date, Buyer shall pay to Seller $350,000 by wire transfer of immediately available funds to an account designated by Seller set forth on Schedule 2.01(b) hereto, subject to Section 2.04(a).

(b)           Buyer shall deliver to the Escrow Agent (copy to Seller) a copy of instructions to its transfer agent for the issuance of a stock certificate to the Escrow Agent for 5,500,000 shares of Buyer Stock (the “Escrow Shares”), registered in the name of Seller, to be held by the Escrow Agent in accordance with the Escrow Agreement.

(c)           Buyer shall deliver to Seller a copy of instructions to its transfer agent for the issuance of a stock certificate to Seller for 24,500,000 shares of Buyer Stock, registered in the name of Seller.

(d)           Seller shall deliver to Buyer a stock certificate for the Shares registered in the name of Buyer.

(e)           Each Party shall deliver original executed signature pages to the other Parties for the Ancillary Agreements to which it is a Party.

(f)           The Company and Seller shall deliver to Buyer disclosure Schedules to this Agreement.

(g)           The Company, Phipps and Seller shall each deliver to Buyer a certificate signed by the Chief Executive Officer of the Company, Phipps (only to the extent applicable to him) and the Managing Director of Seller that:

(i)           the Company, Phipps and Seller have performed in all material respects all of their respective obligations and complied in all material respects with all agreements and covenants hereunder required to be performed by him or them or complied with by him or them under this Agreement on or prior to the Closing Date, and that the representations and warranties of the Company, Phipps and Seller contained in this Agreement, the Ancillary Agreements and in any certificate or other writing delivered by the Company, Phipps or Seller pursuant hereto or thereto are true and correct (in the case of representations and warranties qualified as to materiality or a Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties) at and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct at and as of such date);

(ii)          no Governmental Authority has issued any Order, and there is no Law, restraining the effective operation by Buyer of the business of the Company after the Closing Date and there is no pending action, proceeding or other application seeking to prohibit or impose any limitations on Buyer’s ownership or operations of all or any portion of its or the Company’s business or assets, or to compel Buyer to dispose of or hold separate all or any portion of its or the Company’s business or assets, as a result of the transactions contemplated by this Agreement which if successful would have, or could, individually or in the aggregate, reasonably be expected to have, a material adverse effect on Buyer’s ability after the Closing Date to receive the anticipated benefits of the purchase hereunder; and

(iii)         there has not been any Material Adverse Effect since April 30, 2011, nor (i) any event, effect, development, change or occurrence which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, nor (ii) any pending or threatened material claim or litigation involving the Company or any of its assets or properties.

 (h)          The Company shall have either (i) delivered to Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer or (ii) caused Seller to have executed and delivered to Buyer a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) to the effect that the Company is not, and has not been at any time during the previous five (5) years, a United States real property holding corporation within the meaning of Section 897 of the Code.  The Company shall have delivered to Buyer a clearance certificate or similar document(s) that may be required by any Tax authority to relieve Buyer of any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement.

(i)            The Buyer shall have received from the Company and Seller certified copies of (i) the resolutions duly adopted by the Company’s and Seller’s respective Boards of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, (ii) the resolutions duly adopted by the Company’s stockholder approving this Agreement and the transactions contemplated hereby, and (iii) the charter and bylaws of the Company and Seller as then in effect immediately prior to the Closing.

(j)            Buyer shall deliver to Seller a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer that (i) Buyer has performed in all material respects all of its obligations and complied in all material respects with all agreements and covenants hereunder required to be performed by it or complied with by it under this Agreement on or prior to the Closing Date, and (ii) the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements and in any certificate or other writing delivered by Buyer pursuant hereto or thereto shall be true and correct (in the case of representations and warranties qualified as to materiality or a Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties) at and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain so true and correct at and as of such date).

(k)           Seller shall have received from Buyer certified copies of (i) the resolutions duly adopted by Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, and (ii) the charter and bylaws of Buyer as then in effect immediately prior to the Closing.

(l)            Seller shall deliver to Buyer the opinion of Seller’s Counsel, dated the Closing Date, in the form of Exhibit D hereto. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact only, a certificate of officers of the Seller and the Company.

(m)           Each Party shall deliver to the other all consents, or waivers thereof, required by Section 3.03 (in the case of the Company) and Section 5.03 (in the case of Buyer), if any.

(n)           Seller shall deliver to Escrow Agent a medallion guaranteed stock power executed by Seller related to the Escrow Shares.

(o)           The Company shall deliver to Buyer the resignation of Robert L. Blessey as Secretary of the Company.

(p)           The Company shall deliver to Buyer documentation that evidences that the transfers required by Sections 6.05, 6.06 and 6.07 hereof have been completed.

(q)           The Parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any Party, consistent with the terms of this Agreement, in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

2.03.  Closing Balance Sheet.

(a)            The Company shall prepare and deliver to Buyer at least two (2) Business Days prior to the Closing Date, a statement (the “Estimated Statement”) setting forth the Company’s good faith estimate of the Company’s Debt net of estimated accounts receivable as of the Closing Date (the “Estimated Closing Debt”). During the period for the preparation of the Estimated Statement, the Company will provide the Buyer and its Representatives with access, upon reasonable prior notice to the Company and during normal business hours, to all financial, accounting and other information relevant to the determination of the Estimated Statement.

(b)           As promptly as practicable after the Closing Date, Buyer will cause the Closing Balance Sheet to be prepared from the books and records of the Company, and will prepare a certificate based on such Closing Balance Sheet setting forth its calculation of the Company’s Debt net of accounts receivable as of the Closing Date (the “Closing Debt”).  As promptly as practicable, but no later than seventy-five (75) Business Days, after the Closing Date, Buyer will cause the Closing Balance Sheet together with its certificate showing the Closing Debt, to be delivered to Seller.  The Closing Balance Sheet shall (x) fairly present the financial position of the Company as at the close of business on the Closing Date in accordance with generally accepted accounting principles, and (y) include line items substantially consistent with those in the Balance Sheet. Buyer shall pay the costs of preparing the Closing Balance Sheet.

(c)           If Seller disagrees with Buyer's calculation of Closing Debt delivered pursuant to Section 2.03(b), Seller may, within ten (10) Business Days after delivery of the documents referred to in Section 2.03(b), send a written notice to Buyer setting forth in reasonable detail the bases for the disagreement with such calculation and Seller's calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in both the Closing Balance Sheet and the calculation of Closing Debt delivered pursuant to Section 2.03(b).

(d)           If a written notice of disagreement shall be duly sent pursuant to Section 2.03(c), the Parties shall, during the ten (10) Business Days following Buyer’s receipt of such notice, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the final amount of Closing Debt and any other items set forth in Seller’s notice, which Closing Debt amount shall not be greater than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(b) nor less than the amount thereof shown in the Company’s calculation delivered pursuant to Section 2.03(a). If, during such period, the Parties are unable to reach such agreement, they shall thereafter cause an independent accountant of internationally recognized standing reasonably satisfactory to Seller and Buyer (who shall not have any relationship with Seller or Buyer), promptly, but in no event later than twenty (20) Business Days after such selection, to review this Agreement and the disputed items or amounts for the purpose of calculating the final Closing Debt and resolving any other items noted in Seller’s notice.  In making such calculation and reviewing such other items, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer's calculation of Closing Debt as to which Seller has disagreed.  Such independent accountants shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation and its determination of final Closing Debt and resolution of such other items.  Such report and its determination of final Closing Debt and such other items shall be final and binding upon the Parties hereto absent fraud, intentional misconduct or gross negligence.  Unless otherwise determined by the independent accountants, the reasonable costs and expenses of the independent accountants shall be shared equally by Buyer and Seller.  Any fees allocated to Buyer or Seller in accordance with this Section shall be paid in cash within five (5) Business Days after such fees are due; provided, that if Seller fails to make such payment when due, Buyer may pay such fees and seek reimbursement thereof from the Escrow Agent pursuant to the terms of the Escrow Agreement and Seller and Buyer hereby agree to issue joint written instructions to the Escrow Agent providing for the delivery by the Escrow Agent to Buyer of a number of Escrow Shares having a Fair Market Value in the aggregate equal to the amount of such costs and expenses unpaid by Seller.

(e)  The Parties hereto agree that they will, and agree to cause their respective Representatives to, cooperate and provide reasonable assistance in the preparation of the Closing Balance Sheet and the calculation of Closing Debt referred to in this Section 2.03, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

2.04.  Adjustment of Purchase Price.

(a)           At the Closing, the $350,000 cash portion of the Purchase Price to be paid by Buyer on the Closing Date shall be reduced on a dollar for dollar basis, as an adjustment to the Purchase Price, for any Estimated Closing Debt greater than $25,000 as set forth on the Estimated Statement.

(b)           If the Closing Debt as ultimately determined hereunder exceeds the Estimated Closing Debt set forth on the Estimated Statement (the “Excess Debt”), Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount of such Excess Debt in the manner provided in Section 2.04(c) below.

(c)           Any payments required pursuant to Section 2.04(b) to be made by Seller shall be made either by Seller paying any such amount to Buyer within ten (10) Business Days after the Excess Debt has been determined pursuant to the terms hereof or, at Seller’s election, by delivery by the Escrow Agent to Buyer of a number of Escrow Shares having a Fair Market Value in the aggregate equal to the amount of such Excess Debt.

(d)           Within ten (10) Business Days after the Excess Debt has been determined, if Seller elects to pay the Excess Debt from the Escrow Shares, Buyer and Seller shall deliver to the Escrow Agent joint written instructions for the disbursement to Buyer of such number of Escrow Shares as calculated in accordance with Section 2.04(c) above and the joint instructions shall indicate that the Escrow Agent shall no later than five (5) Business Days after receipt of such joint written instructions transfer to Buyer such number of Escrow Shares.

2.05.  Certificates for Buyer Shares.  Each certificate for Buyer Shares issued to Seller or the Escrow Agent as part of the Purchase Price shall bear the following legends:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States, and the securities regulatory authorities of certain states, or unless an exception from such registration is available.”

“The securities represented hereby are subject to certain sales restrictions as contained in that Stock Purchase Agreement dated May 25, 2011 between the parties signatories thereto.”

2.06.  Escrow Account.

(a)           Seller agrees that notwithstanding any investigation of the business of the Company made by or on behalf of Buyer, at the Closing a copy of instructions to Buyer’s transfer agent for the issuance of a stock certificate for the Escrow Shares shall be delivered by Buyer to the Escrow Agent, and such stock certificate when received by the Escrow Agent shall be deposited in accordance with the terms of the Escrow Agreement.  All Escrow Shares deposited with the Escrow Agent shall be deposited in escrow (the “Escrow”) for the benefit of Seller and shall be held and applied by the Escrow Agent in accordance with the Escrow Agreement to pay to Buyer, the Company or their Affiliates, or the Buyer Indemnified Parties, any amounts owing by Seller under the terms of this Agreement, including but not limited to Article X.  Any inconsistency or conflict between the terms of the Escrow Agreement and the terms of this Agreement shall be resolved in favor of the terms of the Escrow Agreement.

(b)           Seller and Buyer expressly agree that the Escrow Shares (i) shall be security for such indemnity obligations and other payments owing by Seller under this Agreement, subject to the limitations and in the manner provided for herein, and (ii) are subject to release to the Buyer, the Buyer Indemnified Parties or Seller upon the terms set forth herein and in the Escrow Agreement.

(c)           In addition to making claims or issuing joint written instructions to the Escrow Agent under Sections 2.03 and 2.04 of this Agreement, at any time prior to the termination of the Escrow Agreement, Buyer may make claims against the Escrow Shares in accordance with the procedures set forth in this Section 2.06 or Sections 10.03 and 10.04 hereof.  On each occasion on which Buyer determines in good faith that it is, or the Buyer Indemnified Parties (as hereinafter defined) are, entitled to payment for a claim for indemnification pursuant to Article X of, or are otherwise owed an amount from Seller under, this Agreement, Buyer shall deliver to Seller a written request (each, a “Notice of Claim”) for the payment of such amount.  The Notice of Claim shall request payment or indemnification, specify the basis on which indemnification or payment is sought, indicate the amount of Buyer’s claim for indemnification or payment (or, if such amount is not then determined, a good faith estimate thereof), give a general description of the nature of the claims, demand or facts that serve as a basis therefore, and indicate a reasonably approximate date the action, event or circumstance giving rise to the claim first arose (or, if not known to Buyer, the date Buyer became aware of the event), and in the case of a third party claim, containing (by attachment or otherwise) such other information as the Buyer shall have concerning such third party claim.  The delay or failure of the Buyer to notify the Seller of such claim shall not relieve the Seller of any liability that the Seller may have with respect to such claim except to the extent that the Seller demonstrates that the defense of such claim is materially prejudiced by such delay or failure.

(d)           If the Notice of Claim delivered pursuant to Section 2.06(c) involves a matter other than a third party claim, the Seller shall have fifteen (15) Business Days to object to such Notice of Claim by delivery of a written notice of such objection to the Buyer specifying in reasonable detail the basis for such objection to all or any part of the Notice of Claim (an “Objection”) which shall identify specifically what amount of such Notice of Claim is being disputed, together with a statement that the remaining portion of such Notice of Claim is not being disputed.  The Buyer and Seller shall promptly but in no event later than five (5) Business Days after such Objection is received by Buyer, issue joint written instructions to the Escrow Agent to release to Buyer from the Escrow a number of Escrow Shares having a Fair Market Value in the aggregate equal to the amount specified in the Notice of Claim that is not being disputed.  The joint instructions shall indicate that any such transfer by the Escrow Agent shall be made on or before the fifth (5th) Business Day following the receipt by the Escrow Agent of such joint written instructions.

(e)           If Seller fails to deliver an Objection by 5:00 p.m. EST on the fifteenth (15th) day following the receipt by Seller of a Notice of Claim, its failure to timely so object shall constitute a final and binding acceptance of the Notice of Claim by the Seller and Seller and Buyer shall deliver joint written instructions to the Escrow Agent that Escrow Shares having a Fair Market Value in the aggregate equal to the entire amount of the Notice of Claim are to be released to Buyer from the Escrow (up to the maximum number of Escrow Shares being held in Escrow by the Escrow Agent pursuant thereto).  The joint written instructions shall indicate that any such transfer by the Escrow Agent shall be made on or before the fifth (5th) Business Day following the receipt by the Escrow Agent of such joint written instructions.  The Escrow Agent shall continue to hold any remaining Escrow Shares following the transfer of Escrow Shares pursuant to any Notice of Claim in accordance with the terms of this Agreement and the Escrow Agreement.

(f)            If Seller delivers a timely Objection with respect to all or any portion of a Notice of Claim, then the Seller and Buyer shall negotiate in good faith for a period of forty-five (45) Business Days from the date the Buyer receives such Objection prior to commencing or defending any proceeding with respect to such Notice of Claim and the Escrow Agent shall not disburse or transfer, and shall continue to hold, Escrow Shares having a Fair Market Value in the aggregate equal to the amount requested in the Notice of Claim or the disputed portion thereof, as the case may be, pending receipt of either (i) joint written instructions from Buyer and Seller or (ii) a notice from either Buyer or Seller of a final, non-appealable order from a court of competent jurisdiction, or an arbitration judgment, along with a copy of the order or judgment, as the case may be (together, a “Judgment Order”), pursuant to which such court or arbitrator has determined whether and to what extent Buyer is entitled to the amount requested in the Notice of Claim.

(g)           If the Escrow Agent has received a Judgment Order with respect to any disputed Notice of Claim that indicates that Buyer is entitled to payment in respect of all or any portion of the Notice of Claim, then the Escrow Agent shall release and transfer to Buyer Escrow Shares having a Fair Market Value in the aggregate equal to the entire amount indicated in such Judgment Order (up to the maximum number of Escrow Shares being held in Escrow by the Escrow Agent pursuant hereto). The joint written instructions shall indicate that any such transfer by the Escrow Agent shall be made on or before the fifth (5th) Business Day following the date on which such Judgment Order is received by the Escrow Agent. If such Judgment Order indicates that Buyer is not entitled to all or any portion of the amount claimed in such Notice of Claim, then the Escrow Agent shall continue to hold Escrow Shares having a Fair Market Value in the aggregate equal to the amount to which Buyer was determined not to be entitled in accordance with the terms of this Agreement until such Escrow Shares are to be disbursed or transferred (i) to Seller pursuant to Section 2.06(i) of this Agreement or (ii) to Buyer in respect of another Notice of Claim pursuant to this Section 2.06 or Section 10.03 or 10.04 hereof.

(h)           If the Notice of Claim does not involve a third party claim and the Buyer is seeking relief from the Escrow, the procedures set forth in this Section 2.06 hereof shall be observed by the Buyer and Seller; if the Notice of Claim involves a third party claim, the procedures set forth in Section 10.04 hereof shall be observed by the Buyer and Seller, and if the Notice of Claim does not involve a third party claim, but the Buyer is not seeking relief from the Escrow, the procedures set forth in Section 10.03 shall be observed by the Buyer and Seller.

(i)            On May 25, 2012 or if such date is not a Business Day, the first Business Day thereafter (the “Escrow Termination Date”), the Buyer and Seller shall provide the Escrow Agent with joint written instructions to disburse and transfer to Seller the remaining Escrow Shares being held by the Escrow Agent less a number of Escrow Shares having a Fair Market Value in the aggregate equal to the aggregate amount of all Pending Claims (as defined below).  “Pending Claims” shall mean, as of any date, the aggregate amount set forth in any Notice(s) of Claim(s) received by the Seller on or prior to the Escrow Termination Date with respect to which any payments from Seller are owing or indemnification claims are pending and have not been disposed of in accordance with this Agreement and the Escrow Agreement as of the Escrow Termination Date.  Escrow Shares having a Fair Market Value in the aggregate equal to the aggregate amount of all Pending Claims shall continue to be held by the Escrow Agent pending final resolution of such claims in accordance with Section 2.06 or Section 10.04 of this Agreement, after which the Buyer and Seller shall provide the Escrow Agent with joint written instructions to disburse and transfer to Seller the remaining Escrow Shares, if any (after all Escrow Shares having a Fair Market Value in the aggregate equal to the amount required to be paid to Buyer in respect of Pending Claims have actually been disbursed and transferred, or withheld for transfer, to Buyer).

 (j)           For amounts owing by Seller under this Agreement other than its indemnification obligations pursuant to Article X hereof, the “Fair Market Value” of an Escrow Share shall be deemed to be $0.075 (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Buyer after the Closing Date).

(k)           For amounts owing by Seller under this Agreement pursuant to its indemnification obligations under Article X hereof, the “Fair Market Value” of an Escrow Share shall be deemed to be the Buyer Stock Price (as defined below) (adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Buyer after the Closing Date).

(l)            “Buyer Stock Price” means the fair market value of a share of Buyer Stock as of a particular date (the "Determination Date") determined as set forth below:

(i)           If Buyer’s Common Stock is traded on an exchange or is quoted on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, then the closing or last sale price, respectively, reported for the last Business Day immediately preceding the Determination Date;

(ii)          If Buyer’s Common Stock is not traded on an exchange or on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, but is traded in the over-the-counter market, then the average of the closing bid and ask prices reported for the last Business Day immediately preceding the Determination Date; and

(iii)         If Buyer's Common Stock is not publicly traded, then as determined in good faith by the Board of Directors of Buyer as of the last Business Day immediately preceding the Determination Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY

The Company and Seller hereby, jointly and severally, represent and warrant to Buyer as of the Closing Date that:

3.01.  Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, have a Material Adverse Effect.  The Company has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of the Company as currently in effect. The Company is not in violation of any of the provisions of its charter or bylaws.

3.02.  Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and constitutes, and each Ancillary Agreement when so duly executed and delivered by each of the parties thereto, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

3.03.  Governmental Authorization; Consents.

(a)           Except as set forth on Schedule 3.03, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not require any consent, approval, waiver or authorization of, or any action by or in respect of, or filing with or notification to, any Governmental Authority.

(b)           Except as set forth on Schedule 3.03, no consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any Governmental Authority referred to in (a) above) under any Contract or Permit to which the Company is a party or by which it or any of its assets or properties is bound is required or necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company or the consummation of the transactions contemplated hereby and thereby.

3.04.  Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws of the Company, (b) assuming compliance with the matters referred to on Schedule 3.03, contravene or conflict with any provision of any Order or, to the Knowledge of the Company, any Law binding upon or applicable to the Company or any of its assets or properties; (c) assuming the receipt of all Required Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a breach of or default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, or require any material payment under, result in the loss of any right or obligation of the Company under, or result in a loss of any benefit to which the Company is entitled under, any provision of any Contract or Permit, or (d) assuming the receipt of all Required Consents, result in the creation or imposition of any Lien on any asset or property of the Company.

3.05.  Capitalization.  Schedule 3.05 sets forth (a) the designation of each class of capital stock of the Company, (b) the number of authorized shares of each class of capital stock of the Company, (c) the number of outstanding shares of each class of capital stock of the Company, (d) the number of outstanding employee stock options, (e) the number of outstanding employee stock options that are currently exercisable, and (f) all relevant information regarding any outstanding convertible securities and any other outstanding options, warrants or other rights to acquire capital stock of, or other equity interests in, the Company.  All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights and are owned by Seller.  Except as set forth in this Section and on Schedule 3.05, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities").  There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities, other than in connection with the transactions contemplated by this Agreement.  There are no stockholder agreements, voting trusts, or other agreements or understandings to which the Company is a party, relating to voting or disposition of any shares of capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company’s Board of Directors other than in connection with the transactions contemplated by this Agreement.

3.06.  Subsidiaries. The Company has no Subsidiaries.

3.07.  Financial Statements.

(a)           Attached as Schedule 3.07 are true and complete copies of:

(i)  the unaudited balance sheet of the Company as of December 31, 2010  and the statement of income and expense of the Company for the fiscal year then ended, and

(ii)  the unaudited  balance sheet of the Company as of April 30, 2011 and the statement of income and expense of the Company for the interim period ended April 30, 2011 ((i) and (ii) collectively, the "Financial Statements").

(b)           Each of the balance sheets included in the Financial Statements fairly presents the financial position of the Company as of its date, and the income and expense statements included in the Financial Statements fairly present the results of operations of the Company for the periods therein set forth, in each case in accordance with the Company’s historical basis of accounting applied and on a basis consistent with prior periods.  Each of the Financial Statements is consistent with the books and records of the Company.

3.08.  Absence of Certain Changes.  Since April 30, 2011, except as reflected in the Financial Statements or in Schedule 3.08, the Company has conducted its business in the ordinary course of business consistent with past practices and there has not been:

(a)          any Material Adverse Effect;

(b)          any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(c)          any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution of any Company Securities or for shares of the Company’s capital stock, nor any amendment of any outstanding security of the Company;

(d)          any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money or any Liability;

(e)          any amendment, cancellation or termination of any material Contract or Permit, or any creation or assumption by the Company of any Lien on any asset or property;

(f)           any making of any loan, advance or capital contributions to or investment in any Person;

(g)          any damage, destruction or other casualty loss, theft or claim (whether or not covered by insurance) affecting the business, assets or properties of the Company  that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(h)          any transaction or commitment made, or any Contract entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i)           any change in any method of accounting or accounting practice by the Company;

(j)           any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company, other than as contemplated under this Agreement;

(k)          any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(l)           any capital expenditures or execution of any capital lease or any incurrence of Liabilities therefore by the Company involving payments, individually or in the aggregate, in excess of $10,000; or

(m)         Contracts to do any of the foregoing.

3.09.  Property and Equipment.

(a)           The Company has good, valid and marketable title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) used or held for use in its business or reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  The Company does not own any real property.  None of the Company’s properties or assets is subject to any Liens, except:

(i)  Liens disclosed on the Balance Sheet;

(ii)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)  Liens which do not, individually or in the aggregate, materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets or the conduct of the Company’s business.

(b)           There are no developments affecting any of such properties or assets pending or, to the Knowledge of the Company, threatened, that might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets, or materially adversely affect the marketability of such property or assets.

(c)           The equipment and other tangible assets owned by the Company have no material defects, are maintained by Globalstar, Inc. pursuant to separate contracts between the Company and Globalstar, Inc., and, to the Company’s Knowledge, they are in good operating condition and repair (ordinary wear and tear excepted).  The Company believes that such assets are substantially adequate for the uses to which they are being put.

(d)           The assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the assets held for use or used in connection with the business of the Company and, to the Company’s Knowledge, they are adequate to conduct such business as currently conducted.

3.10.  No Undisclosed Material Liabilities.  Except as set forth in Schedule 3.10 there are no liabilities, indebtedness, obligations, expenses, claims or guarantees of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, matured or otherwise (each a “Liability”), and there is, to the Company’s Knowledge, no existing condition, situation or set of circumstances which could, individually or in the aggregate, reasonably be expected to result in such a Liability, which could reasonably be expected to result in a Material Adverse Effect, other than:

(a)  Liabilities disclosed or provided for in the April 30, 2011 Balance Sheet; and

(b)  Liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2011, which in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

3.11.  Litigation.  There is no action, suit, investigation, claim, administrative process, arbitration, mediation or proceeding (or, to the Company’s Knowledge, any basis therefor) pending against or affecting, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its properties or assets, or the transactions contemplated hereby, before any Governmental Authority.

3.12.  Material Contracts.

(a)           Except for Contracts or commitments disclosed in Schedule 3.12, the Company is not a party to or subject to:

(i)  any lease, rental, conditional sale or similar Contract providing for annual rentals of $10,000 or more;

(ii)  any Contract relating to indebtedness, guarantee, capital lease, credit or financing or other Contract for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) or any other Liability, except Contracts relating to indebtedness or Liabilities incurred in the ordinary course of business consistent with past practices in an amount not exceeding $10,000;

(iii)  any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $10,000 or more;

(iv)  any sales, distribution or other similar Contract providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets providing for annual payments to the Company of $10,000 or more;

(v)  any agency, dealer, sales representative or other similar Contract;

(vi)  any employment or consulting Contract, and any Contract with any officer, director, employee or 10% stockholder of the Company;

(vii)  any partnership, joint venture or other similar Contract;

(viii)  any license, franchise agreement or Contract in respect of similar rights granted to or held by the Company;

(ix)  any Contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any geographic area or which would so limit the freedom of the Company after the Closing Date;

(x)  any Contract for the acquisition of any Person or business thereof or the disposition of any material assets of the Company, other than in the ordinary course of business consistent with past practices, in each case involving payments in excess of $10,000 or as contemplated by this Agreement;

(xi)  any Contract requiring capital expenditures after the date hereof in an amount in excess of $10,000 in any calendar year;

(xii)  any Contract relating to the Company’s Proprietary Rights or the use by the Company of the Proprietary Rights of any other Person; or

(xiii)  any other Contract or commitment not made in the ordinary course of business that is material to the Company.

(b)           Each Contract and commitment required to be disclosed in Schedule 3.12 is a valid and binding agreement of the Company, is in full force and effect, and is enforceable against the Company, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity.  Except as disclosed on Schedule 3.12, neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default in any material respect under the terms of any such Contract or commitment.  The Company has not received any notice of any breach or violation of, or default under, any Contract or commitment required to be disclosed in Schedule 3.12 that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a breach or default.

3.13.  Insurance Coverage. The Company has furnished to Buyer true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and a description of the type of insurance covered by such policies, the dollar limit of the policies, the amount of each deductible and the annual premiums for such policies.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid, the Company is otherwise in material compliance with the terms and conditions of all such policies and bonds and all such policies and bonds remain in full force and effect.  The Company believes that such policies of insurance and bonds are of the type and in amounts sufficient for conducting the Company’s business as currently conducted.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.14.  Compliance with Laws; No Defaults.

(a)           The Company is not in violation of any Order, and to the Company’s Knowledge, any applicable provisions of any Law, applicable to the Company or any of its assets or properties, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Company is in possession of all, and Schedule 3.14 correctly describes each, governmental license, franchise, concession, agreement, registration, grant, authorization, consent, certificate, approval and permit (a "Permit") material to the business of the Company or necessary for the Company to carry on its business, together with the name of the Governmental Authority issuing such Permit and such Permit’s terms.  Such Permits are valid and in full force and effect, no breach, default, violation, suspension or cancellation of any Permit is pending, or to the Knowledge of the Company, threatened, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(c)           The Company is not in breach of or default under, and no condition exists that with notice or lapse of time or both would constitute a breach of or default under, any Order of any Governmental Authority applicable to the Company or any of its assets or properties.

3.15.  Finders Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.16.  Intellectual Property.   (a) Schedule 3.16(a) includes a list of all of the Company’s Proprietary Rights specifying as to each, as applicable: (i) the nature of such right; (ii) the owner of such right; (iii) the jurisdictions by or in which such right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any such right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof .  The Proprietary Rights set forth on Schedule 3.16(a) and the rights of the Company under the license agreements set forth on Schedule 3.16(e) constitute all of the Proprietary Rights necessary to conduct the business of the Company as presently conducted.  For purposes of this Section 3.16(a) and for the avoidance of doubt, neither Seller nor the Company is making any representation or warranty as to its corporate name, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

(b)           (i)  The Company during the three years preceding the date of this Agreement has not been sued or charged with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, trade secrets, service marks or copyrights, and (ii) the Company has no Knowledge of any other claim or allegation of infringement, misappropriation or other violation of the Proprietary Rights of any other Person by the Company, and the Company has no Knowledge of any continuing infringement, misappropriation or other violation by any Person of any of the Company’s Proprietary Rights.  No Company Proprietary Right is subject to any outstanding Order or Contract restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.  The Company has not entered into any Contract to indemnify any other Person against any charge of infringement of any patent, trademark, trade secret, service mark or copyright.

(c)           None of the processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company to any Person other than Persons that are parties to or subject to the terms of confidentiality agreements with the Company.

(d)           To the Knowledge of the Company, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company, of any information which the Company or any of such Persons would be prohibited from using under any prior Contracts or arrangements or any Laws applicable to unfair competition, trade secrets or proprietary information.

(e)           Schedule 3.16(e) lists license agreements pursuant to which the Company (i) has obtained rights to any Proprietary Rights of a third party, or (ii) has granted rights in any Proprietary Rights of the Company to a third party (in each case other than in the ordinary course of business consistent with past practices or licenses for generally available software).

(f)            Each employee, contractor or consultant of the Company who contributes to, develops, or has access to Proprietary Rights of the Company has executed some form of nondisclosure and assignment of inventions agreement with the Company.

(g)           The Company has not brought or threatened a claim against any Person alleging infringement, misappropriation or any other violation of the Proprietary Rights of the Company in the last two years.

3.17.  Taxes.

(a)           The term “Taxes” as used herein means all federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.  The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.  “Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

(b)           The Company has timely filed all Tax Returns required to be filed (determined without regard to extensions).  The Company has paid all Taxes due and payable (whether or not shown, or required to be shown, as due on all filed Tax Returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts paid or owing to employees, independent contractors, stockholders, creditors and other third parties.  All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. None of the Tax Returns filed by the Company contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of the Company’s assets, other than Liens for ad valorem Taxes not yet due and payable.

(c)           None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened.

(d)           The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (excepting the Company’s extension of the time to file its 2010 Tax Return) and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.  All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Financial Statements or in Schedule 3.17.

(e)           The Company is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(f)            None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which could be treated as a partnership for federal income tax purposes. The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of the Company’s assets. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.  The Company has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Section 355 of the Code. The Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). The Company has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement.

(g)           The Company is not a party to any Tax sharing or allocation agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement with respect to Taxes).  The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by Contract, or otherwise.

(h)           The Company will not incur any Liability for Taxes from December 31, 2010 through the Closing Date other than in the ordinary course of business and consistent with past practice.

(i)            Schedule 3.17 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

3.18.  Employees.

(a)           Schedule 3.18(a) sets forth a true and complete list of (a) the names, titles, annual salaries and other compensations of all employees of the Company, (b) the wage rates for non-salaried employees of the Company (by classification), and (c) the names of all part-time employees, contract employees and contractors of, or used by, the Company and their rates of compensation.  None of such employees or contractors of the Company has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b)           The Company is, to its Knowledge, in all material respects, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board.

3.19.  Environmental Compliance.

(a)  Environmental Definitions.  The following terms, as used herein, have the following meanings:

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Environment" means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata, and also means any indoor location.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

"Environmental Liabilities" means any and all Liabilities arising in connection with or in any way relating to the Company's business, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.19 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

"Environmental Permits" means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other approvals of Governmental Authorities issued or required under any Environmental Laws.

"Hazardous Substance" means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Laws, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b)  Environmental Representations and Warranties.  Except as disclosed in Schedule 3.19:

(i)           The Company is, and has been, in compliance in all material respects with all applicable Environmental Laws.

(ii)          No notice, notification, demand, request for information, citation, summons or Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company's Knowledge, threatened by any Governmental Authority or other entity with respect to any (A) alleged violation by the Company of any Environmental Law, or any Liability thereunder, (B) alleged failure by the Company to have any Environmental Permit, or (C) the use, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

(iii)         The Company has not handled, treated, stored or disposed of any Hazardous Substance, other than as a generator, on any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company; no urea formaldehyde or polychlorinated biphenyls are or have been present at any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company; no asbestos or asbestos-containing materials are or have been present at any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company; there are and have been no underground storage tanks or related piping for Hazardous Substances, active or abandoned, at any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company; no Hazardous Substance has been Released at, on or under any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company and no Hazardous Substance has been Released or is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law, at, on or under any property now or previously owned, leased, operated or used by the Company or any predecessor of the Company.

(iv)        The Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up or (B) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company for any Environmental Liabilities including, without limitation, clean-up costs, remedial work, damages to natural resources or for personal injury claims, and claims under CERCLA.

(v)         No notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company and no property now or previously owned, leased, operated or used by the Company or any predecessor of the Company is listed or, to the Company's Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(vi)        No notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under any Environmental Law has been placed on any property or facility now or previously owned, leased, operated or used by the Company or any predecessor of the Company, and no governmental actions have been taken or are in process that could subject any such property or facility to such a notice, lien or other restriction.  The Company would not be required to place any such notice, lien or other restriction relating to the presence of Hazardous Substances or otherwise arising under any Environmental Law at any property used in connection with the operation of its business or in any deed to such property.

(vii)       There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company, or which are in the Company's possession, in relation to any property or facility now or previously owned, leased, operated or used by the Company or any predecessor of the Company, which have not been delivered to Buyer.

(viii)      There are no Environmental Permits required in connection with the Company’s business.

(ix)  The Company is not engaged in or undertaking any remedial action at any property owned, leased, operated or used by the Company or any predecessor of the Company.

3.20.  Customers and Suppliers.  The Company has not received notice from nor otherwise Knows that any customer, or group of customers, that are under common ownership or control, and that accounted for a material percentage of the aggregate products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the Company's products or services, nor has the Company lost any supplier, or group of suppliers that are under common ownership or control, that accounted for a material percentage of the aggregate supplies purchased by the Company during the past 18 months.  For the avoidance of doubt, neither Seller nor the Company is making, or has made, any representation or warranty as to obtaining any future Government Contracts or subcontracts or that any contractors, subcontractors, prime contractors, or other entities that have provided funding for, or otherwise entered into agreements with the Company with respect to, the Company’s products and services will continue to do so in the future.

3.21.  Transactions with Affiliates.  Except as set forth on Schedule 3.21, there are no, and since January 1, 2008 there have been no, loans, leases, royalty agreements, Contracts or other continuing transactions between the Company and any officer, director or stockholder owning 10% or more of the Common Stock of the Company or any family member of any of the above Persons, or with Seller or any Affiliate of Seller, other than compensation arrangements between the Company and Phipps for his services as Chairman and President of the Company.  To the Knowledge of the Company, none of the officers, directors or 10% stockholders of the Company or Seller has, or since January 1, 2008 had, (a) any material direct or indirect interest in any entity that does business with the Company; (b) any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business; or (c) any contractual relationship with the Company other than such relationships that results solely from being an officer, director or stockholder of the Company.

3.22.  Other Information.  None of the documents, certificates, writings or information delivered to Buyer or its Representatives pursuant to this Agreement (including any due diligence materials provided to Buyer) or any of the Ancillary Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The financial projections relating to the Company delivered to Buyer constitute the Company’s best estimate of the information purported to be shown therein, and the Company does not Know of any fact or information that would lead it to believe that such projections are materially incorrect, unreasonable or misleading in any material respect.  Notwithstanding the foregoing, the financial projections are not guarantees of future performance and the results of operations and financial condition of the Company may differ materially from those set forth in such projections.

3.23.  Intercompany Arrangements.  The Company does not own any note, bond, debenture or other indebtedness, nor is it otherwise a creditor, of Seller or any of its Affiliates.  Since April 30, 2011, there has not been any payment by the Company to Seller or any of its Affiliates charge by Seller or any of its Affiliates to the Company or other transaction between the Company and Seller or any of its Affiliates, except as noted in Schedule 3.21 or in any such case in the ordinary course of business of the Company consistent with past practice.

3.24.  Inventories.  The inventories set forth on Schedule 3.24 were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently applied by the Company.  Since April 30, 2011, the inventories of the Company have been maintained in the ordinary course of business consistent with past practices.  All such inventory is owned free and clear of all Liens except as disclosed in the Financial Statements.

3.25.  Receivables.  All accounts, notes receivable and other receivables reflected on the Balance Sheet are, and all accounts and notes receivable of the Company at the Closing Date will be, valid and genuine.  All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.   To the Knowledge of the Company, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any receivables relating to the amount or validity of the receivables.  The Company does not have any receivables from any Person that is affiliated with it or from any of its directors, officers, employees or 10% stockholders.

3.26.  Products.  To the Company’s Knowledge, each of the products produced or sold by the Company prior to the date hereof (a) is, and at all times has been, in compliance in all material respects with all applicable Laws, (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used, and (c) conforms in all material respects to any representations or affirmations of fact made by the Company in connection with its sale.  To the Company’s Knowledge, there is no design defect with respect to any of such products.  The Company has no products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.

3.27.  Government Contracts.

(a)           No payment has been made by the Company, or to the Knowledge of the Company, by any Person authorized to act on its behalf, to any Person in connection with any Government Contracts in violation of applicable procurement Laws or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act.  “Government Contract” means any Contract to which the Company is a party or by which it or its assets or properties are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

(b)           Each of the Company’s cost accounting and procurement systems with respect to Government Contracts are, to the Company’s Knowledge, in material compliance with all applicable Laws.

(c)           With respect to each Government Contract, to the Company’s Knowledge, (i) the Company has complied with all material terms and conditions of such Government Contract, including all material clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein; (ii) the Company has complied in all material respects with all requirements of applicable Laws pertaining to such Government Contract; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract by or on behalf of the Company or Seller were complete and correct in all material respects as of their effective date, and the Company has complied in all material respects with all such representations and certifications; (iv) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company that the Company has breached or violated any applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract; and (v) no termination for convenience, termination for default, cure notice or show of cause notice is in effect, nor has the Company received notice thereof, pertaining to any Government Contract.

(d)           (i) Neither the Company, nor to its Knowledge any of its personnel, is (or during the last five (5) years has been) under administrative, civil or criminal investigation, or indictment, or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and the Company has not received notice that a Governmental Authority has brought, or is planning to bring, any such action against the Company or any of its personnel; and (ii) during the last five (5) years, the Company has not conducted or initiated any internal investigation or made any voluntary disclosure to the United States Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(e)           There exist (i) no material outstanding claims against the Company, either by the United States Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; and (ii) no material disputes between the Company and the United States Government under the Contract Disputes Act or any other federal Law or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)            Neither the Company nor, to the Company’s Knowledge, any of its personnel, has been suspended or debarred from doing business with the United States Government or is, or at any time has been, the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

3.28.  Books and Records.

(a)           The books, records and accounts of the Company (i) are accurate and complete in all material respects and have been maintained on a basis consistent with prior years; and (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and material dispositions of the respective assets and properties of the Company.

(b)           The Company has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The corporate minute books of the Company made available to Buyer are the only minute books of the Company, and contain complete and accurate records in all material respects of all actions taken and summaries of all meetings held by the stockholders and Board of Directors of the Company.

3.29.  Banks and Brokerage Accounts.  Schedule 3.29 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has any type of account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship,  (b) a true and complete list and description of each such account, box and relationship, indicating in each case, the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, and (c) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefore, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.30.  Representations.  The joint representations and warranties of the Company and Seller contained in Article III of this Agreement, for this purpose disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.   Except as set forth in this Agreement, the Ancillary Agreements, or any certificate, document or instrument required to be delivered by the Company or Seller pursuant to any of the foregoing (including the Schedules hereto and thereto), neither the Company nor Seller has made any other representation or warranty to Buyer in connection with the transactions contemplated by this Agreement.

3.31.     Schedule Cross-Referencing.  The Parties hereby agree that any item or matter set forth on a particular Schedule shall be deemed to be included on any other Schedule if disclosure with respect to the particular Schedule is sufficient to make it reasonably clear the relevance of the disclosure to another Schedule.

ARTICLE IV

ADDITIONAL REPRESENTATIONS
AND WARRANTIES OF SELLER AND PHIPPS

Seller and Phipps (as to Section 4.02 only) also hereby represents and warrants to Buyer on the Closing Date that:

4.01.  Title To and Validity of Shares. Seller has good and marketable title to and unrestricted power to vote and sell the Shares free and clear of any Lien (excluding, for this purpose, any applicable securities laws restrictions) and, upon purchase and payment of the Purchase Price therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any and all such Liens.  Seller owns all of the issued and outstanding capital stock of the Company.  All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights.  All of the Shares are registered in the name of Seller.

4.02.  Authority. Each of Seller and Phipps has the legal power, right and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it or he is a party, and to perform each of its or his obligations hereunder and thereunder.  The Agreement and the Ancillary Agreements to which it or he is a party, and the consummation of the transactions contemplated hereby and thereby, have each been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller or Phipps is a party, and the consummation of the transactions contemplated hereby and thereby, by Seller and Phipps does not and will not (a) require any action by or in respect of, or filing with or notification to, or consent, approval, waiver or authorization of, any Governmental Authority or any other Person (other than filings by Seller and Phipps, of requisite forms with the SEC with respect to the Buyer Shares and the WSGI Shares), and (b) contravene, conflict with or constitute a breach of or default under, any provision of its charter or bylaws (with respect to Seller), to Seller’s or Phipps’ Knowledge, as the case may be, any applicable Law,  or of any Contract, Permit, Order, or any other instrument, binding upon or applicable to Seller or Phipps, respectively.  This Agreement has been duly executed and delivered by each of Seller and Phipps and constitutes, and the Ancillary Agreements to which either of them is a party, when so executed and delivered by all of the parties thereto, will constitute, valid and binding obligations of each of Seller and Phipps, enforceable against each of Seller and Phipps, respectively, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.03. Investment Intent. Seller understands that the Buyer Shares are "restricted securities" and have not been registered under the 1933 Act or any applicable state securities law and may not be offered for sale, sold, assigned or transferred unless (a) subsequently registered under the 1933 Act, or (b) Seller shall have delivered to Buyer an opinion of counsel in a form reasonably acceptable to Buyer to the effect that such Buyer Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (c) Seller provides Buyer with assurances and proper documentation including an opinion of counsel that such Buyer Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto).   Seller is acquiring the Buyer Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Buyer Shares or any part thereof, has no present intention of distributing any of such Buyer Shares and has no Contract, arrangement or understanding, directly or indirectly, with any other Persons regarding the distribution of such Buyer Shares (this representation and warranty does not, in any way, limit or otherwise affect Seller’s right to transfer or sell the Buyer Shares in compliance with applicable federal and state securities laws). Seller understands that any sale of the Buyer Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Buyer Shares under circumstances in which the Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933Act or the rules and regulations of the SEC promulgated thereunder.  Seller further understands that neither Buyer nor any other Person is under any obligation whatsoever to register the Buyer Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, other than as set forth in this Agreement.

4.04. Experience and Status Of Seller. Seller, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Shares, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Buyer Shares and, at the present time, is able to afford a complete loss of such investment.  Seller is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

4.05.    General Solicitation. Seller is not purchasing the Buyer Shares as a result of any advertisement, article, notice, website posting or other communication regarding the Buyer Shares published in any newspaper, magazine or similar media or broadcast over television, internet or radio or presented at any seminar or any other general solicitation or general advertisement.

4.06.    Reliance On Exemptions.  Seller understands that the Buyer Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that Buyer is relying on the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Buyer Shares.

4.07.    Information.  Seller and its advisors have been furnished with all materials relating to the business, finances and operations of Buyer and all materials relating to the offer and sale of the Buyer Shares that have been requested by Seller.  Seller and its advisors have been afforded the opportunity to ask questions of Buyer.  Seller understands that its investment in the Buyer Shares involves a high degree of risk.  Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Buyer Shares.

4.08.    Organization and Existence.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Panama and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.09.    Representations.  The representations and warranties of Seller and Phipps contained in this Article IV of the Agreement, for this purpose disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as could not in the aggregate reasonably be expected to have A Material Adverse Effect. Except as set forth in this Agreement, the Ancillary Agreements, or any certificate, document or instrument required to be delivered by the Seller or Phipps pursuant to any of the foregoing (including the Schedules hereto and thereto), neither Seller nor Phipps has made any other representation or warranty to Buyer in connection with the transactions contemplated by this Agreement.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Seller as of the Closing Date that:

5.01.  Organization and Existence.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  Buyer is not in violation of any of the provisions of its charter or bylaws.

5.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize Buyer’s execution, delivery and performance of this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Agreement to which it is a party when so executed and delivered by each of the parties thereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

5.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not require any consent, approval, waiver or authorization of, or any action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the 1934 Act; and (b) compliance with any applicable requirements of the 1933 Act in connection with the obligations set forth in Section 7.03 or otherwise.

5.04.  Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (a) contravene or conflict with the corporate charter or bylaws of Buyer or (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of any Order or, to the Knowledge of Buyer, any Law, binding upon or applicable to Buyer.

5.05.  Finders' Fees.  Except for Basis Financial LLC, whose fees, if any, will be paid by Buyer in connection with the Financings, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller, the Company or their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

5.06.  Purchase for Investment.  Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

5.07. Issuance of the Buyer Shares. The Buyer Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  The issuance of the Buyer Shares is not subject to any preemptive or similar rights to subscribe for or purchase securities. Buyer has reserved from its duly authorized capital stock the maximum number of Buyer Shares issuable pursuant to this Agreement.

5.08. SEC Reports; Financial Statements. Buyer has filed all reports required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, including, without limitation, all reports for the year preceding the date hereof (the foregoing materials, including the exhibits and schedules thereto, being collectively referred to herein as the "SEC Reports").  As of their respective filing dates, such SEC Reports complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC thereunder, and no such SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for misstatements or omissions in such SEC Reports that have been corrected, updated or superseded by a document subsequently timely filed with the SEC (which corrected, updated or superseded documents comply in all material respects with requirements of the 1934 Act and rules and regulations of the SEC thereunder).  The financial statements of Buyer, including the notes thereto, included in the SEC Reports (a) complied as to form and substance in all material respects with the published rules and regulations of the SEC applicable thereto, (b) were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the 1934 Act), and (c) present fairly in all material respects the consolidated financial position (including the assets, liabilities, net worth and income and losses therein) of Buyer at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable accounting rules in connection with past, present or future acquisitions.

5.09.  Internal Accounting Controls. Except as set forth in the SEC Reports, Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the SEC Reports, Buyer has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for Buyer and designed such disclosure controls and procedures to ensure that material information relating to Buyer is made known to the certifying officers by others within Buyer. Buyer's certifying officers have evaluated the effectiveness of Buyer's controls and procedures as of a date within ninety (90) days prior to the filing date of the most recently filed periodic report under the 1934 Act (such date, the "Evaluation Date"). Buyer presented in its most recently filed period report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

5.10.    Litigation.  As of the Closing Date, there is not any SEC proceeding, investigation or claim pending against Buyer, or to Buyer’s Knowledge, threatened against Buyer.

5.11.    Tagalong and Registration Rights.  There is not any agreement between Buyer and any third party providing for tagalong rights with respect to shares of Buyer’s capital stock or any agreement between Buyer and any Person granting piggyback registration rights for a period longer than as granted to Seller under Section 7.02 hereof, other than as set forth in the Registration Rights Agreements dated May 2, 2011 and May 25, 2011 between the Company and the purchasers signatories thereto.

5.12.    Representations.  The representations and warranties of Buyer contained in this Agreement, for this purpose disregarding all qualifications and exceptions contained therein relating to materiality, are true and correct with only such exceptions as could not in the aggregate reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. Except as set forth in this Agreement, the Ancillary Agreements, or any certificate, document or instrument required to be delivered by Buyer pursuant to any of the foregoing (including the Schedules hereto and thereto),  Buyer has not made any other representation or warranty to Seller or the Company in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY, SELLER AND PHIPPS

The Company, Seller and Phipps (as to Sections 6.01, 6.02, 6.06 (as to Buyer’s purchase rights set forth therein) and 6.07 only) each agrees that:

6.01. Officers and Directors.  The Company will deliver to Buyer the resignations of all officers and directors of the Company from their positions with the Company  at or prior to the Closing Date, unless otherwise specified by Buyer.  Notwithstanding the foregoing, Phipps will remain a member of Seller’s Board of Directors and its President subsequent to the Closing hereunder, pursuant to the terms and conditions of his Employment Agreement.  Immediately following the Closing and during the term of Phipps employment with the Company, the directors of the Company shall be Phipps and the Chief Executive Officer of Buyer (the “CEO”), provided, however, that the size of the Board may be increased and additional members appointed with the mutual agreement of Phipps and the CEO.  During such term, if Phipps and the CEO do not agree on a matter to be voted upon by the Board of Directors of the Company, they shall present such matter to the Chairman of the Board of Buyer, who shall decide such matter. Immediately following the Closing, the officers of the Company shall be as follows: Phipps as President, W. Jeffrey Sawyers as Treasurer, and Barbara M. Johnson as Secretary.

6.02.  Noncompetition.

(a)           Following the Closing Date, in view of the fact that any activity of the Seller, Phipps or any of their respective Affiliates or any of their respective officers, directors, employees and shareholders (collectively, the “Affiliated Parties”), in violation of the terms of this Section 6.02 would deprive Buyer of the benefits of its bargain hereunder and under the Ancillary Agreements, and to preserve the goodwill associated with the Business (as hereinafter defined), each of Seller and Phipps hereby agrees that during the Noncompetition Period (as hereinafter defined), neither it, nor he will, and each of the Seller and Phipps will use their respective best efforts to cause any of their respective Affiliates or Affiliated Parties not to:

(i)  engage, either directly or indirectly, in any capacity whether as a principal, owner, member, partner, director, officer, trustee, employee, agent, stockholder or consultant, or in any other capacity, for its own account or solely or jointly with others, in any business, organization, corporation, joint stock association or other Person other than Buyer (or any Affiliate or Subsidiary of Buyer, including the Company subsequent to the Closing, or any Person deriving title from Buyer to the assets of the Company and the accompanying goodwill purchased hereunder (any such Person, a “Successor”), or render any services or provide any advice to any Person, whose business, activities, products or services compete with the businesses, activities, products or services of Buyer and the Company (the "Business") as it exists on the Closing Date and/or as it may be developed or modified by the Buyer and the Company from time to time, anywhere in the world, all of the foregoing being subject to subsection (c) hereof;

(ii)  directly or indirectly employ or solicit, or receive or accept the performance of services by, any employee or consultant employed by or working with Buyer or the Company, or encourage or seek or solicit any such employee or consultant to terminate its relationship or employment with Buyer or the Company; or

(iii) directly or indirectly solicit or divert any business, clients or customers away from Buyer or the Company, or induce any customer, client, supplier, agent or other Person under contract, working with or doing business with Buyer or the Company to reduce such business or to terminate, breach or alter, in any manner adverse to Buyer or the Company, the terms of such contract, working relationship or business.

(b)           For purposes of this Agreement, the “Noncompetition Period” shall mean the period commencing on the Closing Date and terminating:

(i)  with respect to Seller, and its Affiliates and Affiliated Parties other than Phipps, five (5) years from the Closing Date; and

(ii)  with respect to Phipps, the later of (A) the fifth (5th) anniversary of the Closing Date or (B) one (1) year after termination of Phipp’s employment with Buyer, the Company or any of its Affiliates or Successors.

(c)           Notwithstanding the provisions of subsection (a) above, (i) Seller, its Affiliates and its Affiliated Parties, and Phipps may own, directly or indirectly, up to one percent (1%) of any class of publicly traded securities of any Person which owns or operates a business that competes with Buyer or the Company, and (ii) the covenants contained in subsection  (a) will terminate and be of no force or effect upon any of the following occurrences:  (A)  the failure to make any payment of Purchase Price pursuant to the Agreement when and as due, which failure is not cured during a period of 30 days following the date any Purchase Price payment was due, provided, however, that if such Purchase Price payment is subsequently made to Seller prior to any termination of this Section by Seller or Phipps (which Seller or Phipps may do by  notice to Buyer in the event of any such uncured payment failure), this Section 6.02 shall once again be in full force and effect as if such payment failure never occurred, or (B) the bankruptcy, insolvency,  liquidation or dissolution of Buyer if, and only if, Seller exercises the option set forth in the Option Agreement.  Notwithstanding the provisions of subsection (a) above, GTCL (as hereinafter defined) shall have the rights set forth in Section 6.07 hereof.

(d)           If any provision contained in this Section 6.02 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.02, but this Section 6.02 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.02 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.  Seller and Phipps acknowledge that Buyer would be irreparably harmed by any breach of this Section 6.02 and that there would be no adequate remedy at law or in equity for damages to compensate Buyer for any such breach.  Seller and Phipps agree that Buyer shall be entitled to injunctive relief requiring specific performance by Seller, its Affiliates and Affiliated Parties, and Phipps, as applicable, of this Section 6.02, and Seller and Phipps consent to the entry thereof to remedy any such breach.

6.03.  Confidentiality. The Company and Seller will hold, and will use their best efforts to cause their respective Representatives and Affiliates to hold, in confidence, unless required or compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public confidential documents and information concerning Buyer furnished to the Company, Seller or their Affiliates or Representatives, in connection with the transactions contemplated by this Agreement, and after the Closing Date, all non-public confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Seller or the Company (prior to the Closing Date), (b) in the public domain through no fault of Seller, the Company (prior to the Closing Date), or their respective Affiliates or Representatives, or any other party with a confidentiality obligation to Buyer, or (c) later lawfully acquired by Seller or the Company (prior to the Closing Date) from sources other than the Company (after the Closing Date) or Buyer that have no obligation of confidentiality to the Company or Buyer; provided, however, that Seller or the Company may disclose such information on a need to know basis to their Representatives in connection with the transactions contemplated by this Agreement so long as such Representatives are informed by Seller or the Company of the confidential nature of such information, are directed by Seller or the Company to treat such information confidentially and such Persons have nondisclosure agreements at least as broad as herein.  The obligation of the Company, Seller, and their Representatives and Affiliates, to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

6.04.  Intentionally Omitted.

6.05.    Shares of Buyer.  At or prior to the Closing, the Company shall assign or otherwise transfer to Global Telesat Services Corp. (“GTSC”) all of the shares of Buyer Stock owned by the Company as of the date hereof (the “WSGI Shares”) and all of the warrants to purchase shares of Buyer Stock owned by the Company as of the date hereof.

6.06.    Appliqué in Easton, MD.  At or prior to the Closing, the Company shall assign or otherwise transfer to GTSC an appliqué owned by the Company that is currently located in Easton, Maryland (the “Easton Appliqué”), such that as of the Closing Date, it shall own the Easton Appliqué.  Notwithstanding the foregoing, however, Phipps hereby agrees, on behalf of GTSC, that Buyer shall have the exclusive right for a period of three (3) years from the Closing Date to purchase the Easton Appliqué from GTSC for a purchase price of $500,000 if and when Buyer, the Company or any of their Affiliates enters into a contract for the construction of a ground station (including a contract for the construction of a ground station in Afghanistan).

6.07.    Globalstar Accounts.  At or prior to the Closing, the Company shall assign or otherwise transfer to Global Telesat Communications Ltd. (“GTCL”), 270 accounts (i.e., Globalstar simplex accounts that the Company has been granted the right to use without charge pursuant to the terms of existing contracts between the Company and Globalstar) for use on Globalstar Inc.’s satellite network (the “Initial Transferee Accounts”).  Promptly following the commencement of commercial operations of an Afghanistan ground station constructed by the Company pursuant to a contract granting the Company 10,000 Globalstar accounts, the Company shall assign or otherwise transfer to GTCL 1,000 accounts (i.e., Globalstar simplex accounts that the Company has been granted the right to use without charge pursuant to the terms of existing contracts between the Company and Globalstar) for use on Globalstar’s satellite network (the “Secondary Transferee Accounts,” and together with the Initial Transferee Accounts, the “Transferee Accounts”).  Notwithstanding anything to the contrary herein, GTCL shall have the exclusive right to sell such Transferee Accounts to customers of GTCL for as long as such Transferee Accounts remain available for such use; provided, however, that Phipps hereby agrees that GTCL shall not, for so long as such Transferee Accounts remain available for such use, sell such Transferee Accounts to any customer in the United States or to any customer of the Company, and provided, further, however, that GTCL shall not in any other way compete with the business of the Company, Buyer or any of their Affiliates and Phipps hereby agrees that, except as set forth in this Section 6.07, GTCL shall be subject to the provisions of Section 6.02 of this Agreement.

6.08.    Restrictions on Sale of Shares.  For a period of two (2) years following the Closing Date, Seller agrees that it shall not sell during any one month in excess of an aggregate of 500,000 shares of Buyer Stock. Seller shall deliver to Buyer, within ten (10) Business Days of the end of each quarter, a written report identifying the number of shares of Buyer Stock sold by Seller during the preceding three months broken out by month.  In the event that Seller’s sales during a month exceeds the sales volume limitation set forth herein, then the aggregate number of shares of Buyer Stock Seller may sell pursuant to this Agreement in the subsequent month(s) shall be reduced by the amount(s) sold in the prior month(s) above the foregoing sales volume limitations. Notwithstanding the foregoing, Seller may sell or otherwise transfer shares of the Buyer Stock in a private transaction as long as the transferee of such Buyer Stock agrees in writing to be bound by the terms and conditions of this Section 6.08 as if it were Seller, such transferee’s sales of Buyer Stock shall be aggregated with those of Seller hereunder for purposes of calculating the limitations set forth herein, and Seller shall remain liable for any breaches of this provision by any such transferee.  Nothing herein shall affect Buyer’s remedies in connection with a breach by Seller or a transferee of Seller hereunder.  Notwithstanding the foregoing, this Section 6.08 shall terminate and be of no further force or effect upon (a) the closing of a transfer (by merger or by sale of assets or stock) of all or a majority of Buyer’s total assets or capital stock to an unrelated third party, or (b) the date that the average price per share of the Buyer Stock on the market upon which it is then traded has exceeded $0.50 per share (as such price shall be adjusted for stock splits or other reorganizations) for a period of at least thirty (30) consecutive trading days.

6.09.    Use of Company’s Name, Other Marks.  From and after the Closing Date, neither Seller nor any of its Affiliates or Representatives shall have any right to use the Company’s existing business name or any variation thereof, or any of the trademarks, trade names, service marks and service names used in the Company’s business, in any manner, provided, however, that GTCL and GTSC shall have the right to continue to use their respective corporate names and logos in connection with their respective businesses following the Closing.

6.10.    Private Placement.  It is the intention of the Parties that the Buyer Shares be issued in a private placement pursuant to Section 4(2) of the 1933 Act.  Accordingly Seller acknowledges and agrees that (a) Buyer can rely on the representations and warranties of Seller set forth in Article IV in connection with the issuance of the Buyer Shares to Seller, (b) the Buyer Shares, when issued will not be registered under the 1933 Act and will constitute “restricted securities” within the meaning of the 1933 Act, and (c) the certificates representing Buyer Shares shall bear appropriate legends to identify them as being restricted under the 1933 Act.

ARTICLE VII

COVENANTS OF BUYER

Buyer agrees that:

7.01. Access.  The Company, for a period of two (2) years following the Closing Date, will afford to Seller and its Representatives reasonable access on prior notice and during normal business hours to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations under this Agreement or any Ancillary Agreement or to any period ending on or before the Closing Date.  Seller will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Company provided to it pursuant to this Section 7.01. The foregoing shall not in any way limit Seller’s statutory rights with respect to the aforementioned matters nor to Seller’s inspection rights under Section 2.01(c) hereof as to the Earn-Out Payments.

7.02  Piggy-Back Registration Rights.

(a)         For a period of the shorter of (i) one (1) year following the Closing Date, or (ii) the date on which the Buyer Shares become freely tradable without restriction, and the restrictive legends may be removed from the stock certificates therefor. if Buyer proposes to file a registration statement with the SEC respecting an Underwritten Offering of any shares of any class of its equity securities for its own account or for the account of a holder of securities of Buyer pursuant to registration rights granted by Buyer (a "Requesting Stockholder"), Buyer shall give prompt written notice to Seller at least fifteen (15) Business Days prior to the initial filing of the registration statement relating to such offering (the "Registration Statement").  Seller shall have the right, within ten (10) Business Days after receipt of such notice, to request in writing that Buyer include all or a portion of the Buyer Shares not held by the Escrow Agent in such Registration Statement. Buyer shall include in such Underwritten Offering all of the Buyer Shares that Seller has requested be included, unless the underwriter for such offering (in either case, the "Managing Underwriter") delivers a notice (a "Cutback Notice") pursuant to Section 7.02(b) or 7.02(c) hereof. The Managing Underwriter may deliver one or more Cutback Notices at any time prior to the execution of the underwriting agreement for such Underwritten Offering (copies of which shall be provided to Seller).

(b)          (i)  If the proposed Underwritten Offering is an Underwritten Offering by Buyer on a primary basis (a "Primary Registration"), the provisions of this Section 7.02(b) shall be applicable if the Managing Underwriter delivers a Cutback Notice stating that, in its opinion, the number of securities to be offered for the account of Buyer ("Primary Shares"), plus the Buyer Shares that Seller has requested to be sold therein, plus the securities (the "Other Shares") that selling stockholders (other than Seller) exercising similar piggy-back registration rights with respect to such offering ("Other Selling Stockholders") propose to sell therein, exceeds the maximum number of shares specified by the Managing Underwriter in such Cutback Notice that may be distributed without having a material adverse effect on the price, timing or distribution of the Primary Shares. Such maximum number of shares that may be so sold, excluding the Primary Shares, are referred to as the "Includible Shares."

(ii)  If the Managing Underwriter delivers such Cutback Notice, Buyer shall be entitled to include all of the Primary Shares in the Underwritten Offering in priority to the inclusion of any Other Shares or Buyer Shares. The requesting Seller and Other Selling Stockholders shall then be entitled to include in such offering up to its pro rata portion of the Includible Shares, based on the number of securities requested to be sold by Seller and the Other Selling Stockholders. No shareholder that proposes to sell Buyer Shares or Other Shares in the proposed offering may sell any such shares therein unless all Primary Shares are so included.

(c)           If the proposed Underwritten Offering is an Underwritten Offering pursuant to demand registration rights exercised by a Requesting Stockholder, then the provisions of this Section 7.02(c) shall be applicable if the Managing Underwriter delivers a Cutback Notice stating that, in its opinion, the aggregate number of Primary Shares, Buyer Shares and Other Shares requested to be included in such offering therein exceeds the maximum number of shares (the "Includible Secondary Shares") specified by the Managing Underwriter in such Cutback Notice that may be distributed without having a material adverse effect on the price, timing and distribution of the securities being distributed. If the Managing Underwriter delivers such Cutback Notice, Buyer will include in such registration, (i) first, the securities requested to be included therein by a Requesting Stockholder exercising demand registration rights, (ii) second, the securities requested to be included therein by Buyer, if any, and (iii) third, the requesting Seller's and Other Selling Stockholder's pro rata portion of the Includible Secondary Shares, based on the number of securities requested to be sold by Seller and Other Selling Stockholders.  As of the Closing Date, the Company has not granted demand registration rights to any Person, other than pursuant to the Registration Rights Agreements dated May 2, 2011 and May 25, 2011 where the Company has agreed to register certain shares thereunder.

(d)           The underwriting agreement for such Underwritten Offering shall provide that the requesting Seller and Other Selling Stockholders shall have the right to sell its Buyer Shares and Other Shares to the underwriters and that the underwriters shall purchase the Buyer Shares and Other Shares at the price paid by the underwriters for the Primary Shares sold by Buyer and/or Other Shares sold by selling stockholders, as the case may be.

(e)           For purposes herein, “Underwritten Offering” means a registered offering in which securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or any other offering or registration statement in which securities of Buyer are registered for the account of any stockholder of Buyer.

(f)            Buyer shall have the right to suspend the availability of any Registration Statement filed with the SEC and the related prospectus for up to ninety (90) consecutive days if Buyer’s Board of Directors determines in good faith that such suspension is necessary and provides notice of such determination to Seller at its address herein.

(g)           All fees and expenses incident to Buyer’s performance of or compliance with its registration obligations under this Section 7.02 (excluding any underwriting discounts and selling commissions and all legal fees and expenses of legal counsel for any Requesting Stockholder) shall be borne by Buyer.

(h)           Prior to any public offering of Includible Shares, the Buyer shall use its commercially reasonable efforts to register or qualify or cooperate with the Requesting Stockholder in connection with the registration or qualification (or exemption from such registration or qualification) of such Includible Shares for offer and sale under the securities or Blue Sky laws of those jurisdictions within the United States as any Requesting Stockholder reasonably requests in writing; provided, however, that Buyer shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Buyer to any tax in any such jurisdiction where it is not then so subject, file a general consent to service of process in any jurisdiction, provide any undertakings that cause the Buyer undue expense or burden, or make any change in its Certificate of Incorporation of By-laws.

7.03.           Use of Proceeds.  Following the Closing Date, Buyer and Phipps shall mutually agree on the main use of proceeds from the Company’s $1.7 million financings (the “Financings”) pursuant to stock purchase agreements dated May 2, 2011 and May 25, 2011.

7.04.           Directors and Officers Liability Insurance.  Following the Closing Date, Buyer hereby agrees to attempt to obtain directors and officers liability insurance coverage as soon as reasonably and commercially practicable.  Buyer shall notify Seller when it obtains such insurance and provide Seller with a copy of the insurance policy relating thereto.

ARTICLE VIII

COVENANTS OF ALL PARTIES

The Parties hereto agree that:

8.01. Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for communications with its Representatives, Governmental Authorities and other groups as may be required by applicable Law, rules or regulations promulgated by the SEC, or as necessary to consummate the transactions contemplated hereby (i.e., any securities filings or notices), will not issue any such press release or make any such public statement prior to receiving the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

8.02.  Board of Directors of Buyer.  Following the Closing, Seller shall have the right to appoint two (2) directors to the Board of Directors of Buyer, each of whom shall satisfy the independence requirements of the SEC and NASDAQ, until the earlier of the date the Purchase Price, including the Earn-Out Payments, is paid in full or the third (3rd) anniversary of the Closing Date.  In lieu of the foregoing, until such time as Buyer has obtained the directors’ and officers’ liability insurance referred to in Section 7.04, Seller may elect to appoint, in lieu of such Board members, two (2) advisors to Buyer’s Board of Directors (which advisors shall receive notices of all Board meetings and the right to attend and participate therein, but not vote thereat, and copies of all Board unanimous consents).  If Seller makes such election, it shall also have the right to terminate such Board advisors and appoint the aforementioned two (2) directors to Buyer’s Board of Directors at such time as such insurance is obtained (and Buyer hereby covenants to confirm any such appointments provided such individuals satisfy the independence requirement set forth above).  Seller shall have the right to replace, at any time upon notice to Buyer, any of its Board advisor or Board member designees, subject to compliance with the above independence requirements.

ARTICLE IX

EMPLOYEE BENEFITS

9.01.  Employee Benefits Definitions.  The following terms, as used herein, having the following meanings:

"Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not an Employee Plan, (b) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (c) covers any employee or former employee of the Company.

“Code” means the Internal Revenue Code, as amended.

"Employee Plans" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA and (b) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

"Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

9.02.  ERISA Representations.  The Company and Seller, jointly and severally, hereby represent and warrant to Buyer that:

(a)  The Company has provided Buyer with complete salary, service and related data as of the most recent practicable date for employees and contractors of the Company.

(b)  Schedule 9.02 lists each Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer.  With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan.

(c)  Schedule 9.02 also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.

(d)  None of the Employee Plans or Benefit Arrangements listed on Schedule 9.02 covers any non-United States employee or former employee of the Business.

(e)  No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(f)  No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA.  The Company and its Affiliates have not incurred any liability under Title IV or ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

(g)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 401(a) of the Code.  The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan.  Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws and Orders, including but not limited to ERISA and the Code, which are applicable to such plan.

(h)  Each Employee Plan and each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all Laws and Orders which are applicable to such Employee Plan or Benefit Arrangement, as the case may be.

(i)  With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

(j)  All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected on the Closing Balance Sheet .    Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

(k)  There is no Contract or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(l)  No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(m)  No employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

(n)  The Company does not have, nor is it reasonably expected to have, any Liability under Title IV of ERISA.

9.03.  No Third Party Beneficiaries.  No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.01.  Survival. Notwithstanding any right of Buyer or Seller (whether or not exercised) to investigate the affairs of the Company or Buyer, respectively, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement, the Ancillary Agreements and the certificates and instruments delivered at Closing, or otherwise as expressly provided for in this Agreement or in the Ancillary Agreements or other certificates and instruments delivered in connection herewith. The covenants, agreements, representations and warranties of the Parties hereto contained in this Agreement, the Ancillary Agreements or in any certificate or other instrument or writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date except as follows: (a) in the case of Sections 6.02, 6.06, 6.07, 6.08, 7.01, 7.02, 7.03, 8.01 and 8.02, for the periods set forth therein, (b) in the case of Sections 3.05, 4.01, 6.03, and 6.09 and Article XI indefinitely, and (c) in the case of Section 3.15, 3.16, 3.17, 3.19, 5.05 and Article IX, until the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later.  Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

10.02.  Indemnification.

(a)           Seller hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company, and their respective Affiliates and Representatives (collectively the “Buyer Indemnified Parties”) against and agrees to hold them harmless from any and all damage, loss, liability, demand, claim, judgment, settlement, fine, penalty, deficiency, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively "Damages") incurred or suffered by the Buyer Indemnified Parties, by reason of or in connection with or arising out of (i) any breach by the Company, Phipps or Seller of any representation or warranty contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered pursuant this Agreement, (ii) the failure of the Company, Phipps or Seller to perform or comply with any covenant or agreement required by this Agreement or the Ancillary Agreements to be made or to be performed or complied with by them or him, or (iii) any claim by a finder, broker, banker or intermediary engaged by the Seller, the Company or any of their Affiliates. Notwithstanding anything to the contrary herein, and except with regards to claims for breaches of the representations, warranties and covenants in Sections 3.05, 3.15, 3.17, 4.01, 6.02, 6.06 and 6.07, (A) Seller shall not be liable under this Section 10.02(a) with respect to a breach of a representation, warranty or covenant unless and until the aggregate amount of Damages with respect to all such breaches of representations, warranties or covenants exceeds $50,000, but once aggregate Damages reach such threshold level, the Buyer Indemnified Parties shall be able to recover all Damages so incurred or suffered in excess of $50,000, and (B) Seller's maximum liability under this Section 10.02(a) shall not exceed $500,000.

(b)           Buyer hereby indemnifies Seller and its Affiliates and Representatives and Phipps (collectively the “Seller Indemnified Parties”) against and agrees to hold them harmless from any and all Damages incurred or suffered by the Seller Indemnified Parties, by reason of or in connection with or arising out of (i) any breach by the Buyer of any representation or warranty contained in this Agreement, the Ancillary Agreements or in any certificate or instrument delivered pursuant to this Agreement, (ii) the failure of Buyer to perform or comply with any covenant or agreement required by this Agreement or the Ancillary Agreements to be made or to be performed or complied with by it, or (iii) any claim by a finder, broker, banker or intermediary engaged by Buyer or any of its Affiliates, or (iv) the sole and exclusive conduct of the Company’s or Buyer’s business after the Closing Date. Notwithstanding anything to the contrary herein and except with regards to claims for breaches of the representations, warranties and covenants in Sections 5.05 and 8.02, (A) Buyer shall not be liable under this Section 10.02(b) with respect to a breach of a representation, warranty or covenant unless and until the aggregate amount of Damages with respect to all such breaches of representations, warranties or covenants exceeds $50,000 but once aggregate Damages reach such threshold level, the Seller Indemnified Parties shall be able to recover all Damages so incurred or suffered in excess of $50,000, and (B) Buyer's maximum liability under this Section 10.02(b) shall not exceed $500,000.

(c)           Seller shall have no right of indemnification, contribution or subrogation against the Company after the Closing with respect to any indemnification by Seller under this Section 10.02 if the transactions contemplated by this Agreement are consummated.

(d)           Buyer's claims for indemnification pursuant to this Article X may be (but without prejudice to its rights to proceed directly against Seller should it, in its sole discretion, choose to do so) satisfied from Escrow Shares deposited pursuant to Sections 2.02(b) and 2.06 hereof and held in escrow pursuant to the Escrow Agreement, provided, however, that if any Escrow Shares are delivered to Buyer in full satisfaction of an indemnification claim of Buyer hereto, such indemnification recovery shall be the exclusive remedy for any such particular indemnification claim.

(e)           Any indemnification payments made by any Party hereto pursuant to Section 2.06 or this Section 10.02 shall be treated by the Parties as adjustments to the Purchase Price for all purposes.

(f)            Notwithstanding anything to the contrary, the limitations set forth in subsections 10.02(a) and (b) shall not apply to a claim of fraud or willful breach.

10.03.  Procedures; No Waiver.

(a)           The party seeking indemnification under Section 10.02 (the "Indemnified Party") agrees to give prompt notice (the “Notice of Claim”) to the Party against whom indemnity is sought (the "Indemnifying Party") upon becoming aware of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section 10.02.  The Notice of Claim shall request indemnification and specify the basis on which indemnification is sought, indicate the amount of the Indemnified Party’s claim for indemnification (or, if such amount is not then determined, a good faith estimate thereof), give a general description of the nature of the claim, demand or facts that serve as a basis therefore, indicate a reasonably approximate date the action, event or circumstance giving rise to the claim first arose (or, if not known to the Indemnified Party, the date the Indemnified Party became aware of the action or event), and in the case of a third party claim, containing (by attachment or otherwise) such other information as the Indemnified Party shall have concerning such third party claim.  The delay or failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim except to the extent that the Indemnifying Party demonstrates that the defense of such claim is materially prejudiced by such delay or failure.

(b)           If the indemnification involves a third party claim, the procedures set forth in Section 10.04 hereof shall be observed by the Indemnified and Indemnifying Parties. If the indemnification involves a claim and the Indemnified Parties are seeking recovery from the Escrow, the procedures set forth in Section 2.06 shall be observed by the Indemnified and Indemnifying Parties

(c)           If the Notice of Claim delivered pursuant to Section 10.03(a) involves a matter other than a third party claim, the Indemnifying Party shall have fifteen (15) Business Days to object to such Notice of Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection.  Failure to timely so object shall constitute a final and binding acceptance of the Notice of Claim by the Indemnifying Party.  If an objection is timely interposed by the Indemnifying Party, then the Indemnifying Party and Indemnified Party shall negotiate in good faith for a period of forty-five (45) Business Days from the date the Indemnified Party receives such objection prior to commencing or defending any proceeding with respect to such Notice of Claim.

(d)           Upon determination of the amount of a Notice of Claim that is binding on both the Indemnifying Party and the Indemnified Party pursuant to subsection (c) above, or pursuant to the written agreement of the Parties, or pursuant to a final judgment obtained by an Indemnified Party with respect thereto, the amount of such Notice of Claim shall be paid by the Indemnifying Party (or the Escrow Agent if Seller is the Indemnifying Party and the Escrow Agreement is still in effect and there are Buyer Shares in escrow) no later than five (5) Business Days after the date such amount is determined or agreed.

10.04.  Third Party Claims.

(a)           With respect to third party claims or demands by third parties as to which the Indemnified Party may seek indemnification hereunder, whenever the Indemnified Party will have received notice that such a claim or demand has been asserted or threatened, the Indemnified Party will promptly notify the Indemnifying Party of such claim or demand and of the facts within the Indemnified Party’s knowledge that relate thereto as promptly as practicable after receiving such notice.  The Indemnifying Party will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of its own selection solely at the Indemnifying Party’s own cost and expense.  If the Indemnifying Party does not timely proceed to defend, contest, or negotiate any such claim or demand through counsel selected by it, the Indemnified Party may engage counsel to do so, all at the sole cost and expense of the Indemnifying Party. Notwithstanding the preceding sentence, the Indemnifying Party will not settle, compromise or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnified Party, unless any such settlement or compromise unconditionally releases the Indemnified Party from all liability with respect to any such third party claim or demand.  The assumption of the defense of any such third party claim by the Indemnifying Party shall not be an acknowledgment of the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to such claim hereunder.  If the Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense.  If the Indemnifying Party gives notice to the Indemnified Party within fifteen (15) Business Days after the Indemnified Party has notified the Indemnifying Party that any such claim or demand has been made, that the Indemnifying Party elects to have the Indemnified Party defend or contest any such claim or demand, then the Indemnified Party will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to an Damages; provided, however, that the Indemnified Party will not settle, compromise or offer to settle or compromise any such claim or demand without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(b)           In connection with the defense or settlement of any third party claim, the Indemnified and Indemnifying Parties shall provide access to the counsel, accountants and other representatives of such other Party during normal business hours and upon reasonable written notice to all reasonably relevant properties, personnel, books, tax records, Contracts, commitments and all other business records of such Party and will furnish to such other Party copies of all such documents as may reasonably be requested (certified if requested) and shall otherwise cooperate in determining the validity or defense of any such third party claim and in the defense or settlement thereof.

ARTICLE XI

MISCELLANEOUS

11.01. Notices.  All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and (i) delivered personally, receipt acknowledged, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) sent by overnight courier service, or (iv) sent by facsimile addressed to the Parties hereto as follows (or to such other addresses as any of the Parties hereto shall specify by notice given in accordance with this provision):

If to Buyer, to:

For personal or courier delivery:
State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815
Attn: President

For mail delivery:
Mail Code: SWC
Kennedy Space Center, FL 32899
Attn: President

Telecopy: 321-452-8965

If to Seller, Phipps or the Company, to:

51 Lyon Ridge Road
Katonah, NY 10536
Attn: David Phipps
Telecopy: 914-232-0647

with a copy to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street
New York, NY 10005
Attn: Robert L. Blessey
Telecopy: 212-809-5449

11.02.  Amendments; No Waivers.

(a)  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Buyer, Seller and Phipps.  Any provision of this Agreement may be waived by a Party hereto only by a written waiver signed by the Party issuing such waiver.

(b)  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

11.03.  Expenses.  Other than audit fees incurred to audit the financial statements of the Company in order to comply with Buyer’s SEC disclosure obligations which shall be borne by Buyer, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense; provided, however, that all such costs and expenses incurred by the Company shall be paid by Seller,.  Notwithstanding the foregoing, however, in the event any Party hereto commences a legal proceeding to enforce the provisions of this Agreement, the Party prevailing therein shall be reimbursed for all of its costs and expenses incurred in connection therewith (including its reasonable counsel fees and expenses at both trial and appellate levels).  For purposes hereof, “prevailing party” means the party in whose favor final judgment, after appeal (if any), is rendered with respect to the claims asserted in any such action or proceeding.

11.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto, except that Buyer may transfer or assign, in whole or in part from time to time, to one or more of its Affiliates upon notice to Seller, its rights or obligations under this Agreement, but no such transfer or assignment will relieve Buyer of its obligations hereunder and, except as otherwise expressly provided for in this Agreement with respect to the rights of Seller and the Company to transfer and assign certain rights and assets as elsewhere provided in this Agreement.  This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies other than as specifically set forth herein.

11.05.  Further Assurances. From time to time after the Closing, at the request of Buyer and without further consideration, Seller and Phipps and Buyer will execute and deliver to Buyer such other documents, and take such other action, as Buyer or Seller, as applicable, may reasonably request in order to consummate more effectively the transactions contemplated hereby and, with respect to any such request by Buyer, to vest in Buyer good, valid and marketable title to the Shares.

11.06.  Governing Law.  This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.  All references to $ in this Agreement shall refer to the currency of the United States of America.

11.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts and by different Parties hereto in separate counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto, and any one of which may be delivered by facsimile.

11.08.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the sole and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except as otherwise expressly provided for elsewhere in this Agreement.

11.09.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

11.10.  Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of or relating to, this Agreement shall be brought against any of the Parties in the courts of Brevard County in the State of Florida, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein.  Each of the Parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Process in any such action or proceeding may be served on any Party anywhere in the world, whether within or without the State of Florida, by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.01 above.  Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or equity.  Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any manner provided by law or at equity.

11.11. Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in Brevard County in the State of Florida, this being in addition to any other remedy to which they are entitled at law or in equity.

11.12. Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the transactions contemplated hereby that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, it will be modified if possible in order to achieve the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:

WORLD SURVEILLANCE GROUP, INC.

By
Name: Glenn D. Estrella
Title: President and Chief Executive Officer

COMPANY:

GLOBAL TELESAT CORP.

By
Name: David Phipps
Title: Chief Executive Officer

SELLER:

GROWTH ENTERPRISE FUND, S.A.

By
Name: David Phipps
Title: Managing Director

PHIPPS (ONLY AS TO SECTIONS 2.02(e) and (g), 4.02 (as applicable to him), 6.01, 6.02, 6.06 (as to Buyer’s purchase right as set forth therein), 6.07 AND 7.03 AND ARTICLES I AND XI HEREOF):

David Phipps